Exhibit 23.5

[TRONY LETTERHEAD]

September 15, 2009

PRIVATE & CONFIDENTIAL

PHOTON Consulting

200 Clarendon Street, 50th Floor

Boston, MA 02116

USA

Re:	Trony Solar Holdings Company Limited (“Trony”)
References to PHOTON Consulting/Reports

Dear Madam/Sirs:

As you know, we intend to refer to certain provisions of PHOTON Consulting’s reports (the “Reports”) in Trony’s Registration Statement on Form F-1 (the “Registration Statement”) relating to Trony’s proposed initial public offering in the U.S. (the “Proposed IPO”).  We attach in Appendix I extracts from the Registration Statement which contain references to the Reports.

We would like to seek your written consent to our references to the Reports as indicated on Appendix I hereto in the Registration Statement and any other documents in connection with the Proposed IPO. In addition, we would like you to confirm that our references to the Reports reflect the most recent available information. We would appreciate it if you could kindly indicate your consent by signing and returning the enclosed letter.

Please also note that the Proposed IPO is confidential until our public filing of the Registration Statement with the United States Securities and Exchange Commission.  We would appreciate your cooperation in refraining from disclosing the Proposed IPO to anyone without a need to know.

Thank you in advance for your cooperation in this matter.

Yours faithfully,

Trony Solar Holdings Company Limited

/s/ Howard Chu
Name: Howard Chu
Title: Chief Financial Officer

[to be printed on the letterhead of the source]

September 18, 2009

PRIVATE & CONFIDENTIAL

To:                              Trony Solar Holdings Company Limited

Suite 1217-1225,
The Pavilion Century Tower,
4002 North Hua Qiang Road,
Shenzhen, People’s Republic of China, 518028

Re:	Trony Solar Holdings Company Limited
Consent to References to PHOTON Consulting/Reports

Madam/Sirs:

We refer to your letter dated as of September 18, 2009 (the “Trony Letter”).  Terms used in this letter shall have the same meanings given to them in the Trony Letter.

In connection with the Proposed IPO, we hereby consent to references to our name and to the Reports in the Registration Statement and any other documents in connection with the Proposed IPO. We confirm that your references to the Reports reflect the most recent available information.

Yours faithfully,

For and on behalf of PHOTON Consulting

/s/ Joseph Lara
Name: Joseph Lara
Title: Head of Operations

Appendix I